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                                                                    EXHIBIT 23.5



We hereby give consent for Houlihan Lokey Howard & Zukin to be named as financial advisor to Norton Drilling in the S-4 Registration Filing and to include our fairness opinion as an exhibit to the filing.


Houlihan Lokey Howard & Zukin